EXHIBIT 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

December 3, 2010

Board of Trustees
Kite Realty Group Trust
30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204

Ladies and Gentlemen:

We are acting as counsel to Kite Realty Group Trust, a Maryland real estate investment trust (the “Trust”), in connection with the public offering of up to 2,990,000 (including 390,000 shares subject to an overallotment option) of the Trust’s 8.250% Series A Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share (the “Preferred Shares”). The offering by the Trust is being made pursuant to a prospectus supplement dated November 30, 2010 and the accompanying base prospectus dated December 10, 2008 (such documents, collectively, the “Prospectus”) that form part of the Trust’s effective registration statement on Form S-3 (File No. 333-155729) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have also assumed that the Preferred Shares will not be issued in violation of the ownership limit contained in the Trust’s Articles of Amendment and Restatement of Declaration of Trust. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of

Board of Trustees
Kite Realty Group Trust
December 3, 2010

Maryland, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance and delivery of the Preferred Shares pursuant to the terms of the Underwriting Agreement dated November 30, 2010, by and among the Trust, Kite Realty Group, L.P. and Citigroup Global Markets Inc. and Raymond James & Associates, Inc., as representatives of the several underwriters listed on Schedule 1 attached thereto, and (ii) receipt by the Trust of the consideration for the Preferred Shares specified in the resolutions of the Board of Trustees and the Pricing Committee of the Board of Trustees, the Preferred Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Trust of a Current Report on Form 8-K relating to the offer and sale of the Preferred Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

HOGAN LOVELLS US LLP